Exhibit (e)

DISTRIBUTION REINVESTMENT PLAN

OF

BUSINESS DEVELOPMENT CORPORATION OF AMERICA II

Business Development Corporation of America II, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”), August 18, 2014, with respect to distributions declared by its board of directors (the “Board”) on its shares of common stock, $0.001 par value per share (the “Shares”):

1.          Each stockholder of record may enroll in the Plan by providing the Plan Administrator (as defined below) with notice in writing, except that a stockholder may only participate in the Plan, and sales to a stockholder under the Plan may only occur, if the Corporation maintains its registration, or an exemption from registration is available, in the stockholder’s state of residence. To enroll in the Plan, such stockholder shall notify DST Systems, Inc., the Plan administrator and the Corporation’s sub-transfer agent and sub-registrar (or such other successor Plan administrator as may be appointed by the Corporation) (the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board for distributions to stockholders. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board shall be payable in Shares as provided herein, and no action shall be required on such stockholder’s part to receive a distribution in Shares. If a stockholder wishes to receive its distributions in cash, no action is required.

2.          Subject to the Board’s discretion and applicable legal restrictions, the Corporation intends to authorize and declare monthly distributions that will be paid on a monthly basis beginning the first calendar quarter subsequent to the month in which the Corporation meets the minimum offering requirement or on such other date or dates as may be fixed from time to time by the Board to stockholders of record as of the close of business on the record date for the distribution involved.

3.          The Corporation shall use newly-issued Shares to implement the Plan. Shares issued pursuant to Plan will be issued on the same date that the Corporation holds the first closing of the month (the “First Monthly Closing”) for the sale of shares in connection with the Corporation’s continuous public offering (the “Offering”) pursuant to its registration statement on Form N-2 (File No. 333-197447). The reinvested distributions will purchase Shares at a price equal to the Corporation's current net asset value. There will be no selling commissions, dealer manager fees or other sales charges on shares issued to a stockholder under the Plan. The Corporation shall pay the Plan Administrator’s fees under the Plan.

4.          The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee. If a Participant’s Shares are held by a broker or other financial intermediary, the Participant may “opt in” to the Plan by notifying its broker or other financial intermediary of its election.

5.          The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than ten business days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the current offering price of the Shares in effect at the time of termination.

6.          Shares issued pursuant to the Plan will have the same voting rights as Shares issued pursuant to the Offering. The Plan Administrator will forward to each Participant any Corporation-related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.

7.          In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant. Transaction processing may be either curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

8.          The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation. Except as otherwise described herein, there will be no brokerage charges or other charges to stockholders who participate in the Plan.

9.          Each Participant may terminate his, her or its account under the Plan by filling out the disbursement change form. Participants must contact the Plan Administrator at (866) 771-2088 for a copy of this form. Participants may send the completed form to the Plan Administrator at P.O. Box 219865, Kansas City, Missouri 64121-9865. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least two business days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution.

10.         The Corporation may terminate the Plan at any time upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any distribution by the Corporation. Upon termination, the Plan Administrator will credit the Participant’s account for the full shares held for the Participant under the Plan and a cash adjustment for any fractional Shares to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15 transaction fee plus a $0.10 per share brokerage commission from the proceeds.

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11.         The Corporation may amend, suspend or terminate the Plan, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority. The Corporation may terminate the Plan by mailing to each Participant appropriate written notice at least 30 days prior to any record date for the payment of any distribution by the Corporation. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include changes to the timing and payment of the monthly distribution, an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions, or any other amendments that may be deemed appropriate. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on the Shares held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

12.         The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under the Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors, unless such error is caused by the Plan Administrator’s negligence, bad faith or willful misconduct or that of its employees or agents.

13.         These terms and conditions shall be governed by the laws of the State of Maryland.

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